Exhibit 10.12
AMENDMENT #1 TO
MANAGEMENT CONTINUITY AGREEMENT
          This Amendment #1 to Management Continuity Agreement (the “Amendment”) is entered into as of the 31st day of December, 2008 between Monarch Community Bancorp, Inc., a Maryland corporation (the “Company”), and Andrew J. Van Doren (“Executive”).
          WHEREAS, the Executive is currently employed by the Company’s affiliate, Monarch Community Bank (the “Bank”), as its Senior Vice President, Chief Compliance Officer and General Counsel; and
          WHEREAS, the Company and Executive have previously entered into a Management Continuity Agreement dated December 16, 2004 (the “Agreement”) to provide certain security to Executive in connection with a change in control of the Company or the Bank and hereby wish to amend the Agreement to satisfy the requirements of Section 409A of the Internal Revenue Code (“Section 409A”); and
          WHEREAS, except as otherwise provided in this Amendment, the Agreement shall continue in full force and effect.
          NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:
1.	The last sentence of Section 3.3 of the Agreement is amended to provide as follows:
The preceding events shall only provide the basis for “Good Reason” if Executive provides notice of such events within one hundred twenty (120) days of their occurrence in the manner required by Section 5.1 of this Agreement and, within 30 days after receiving notice, the Company fails to remedy the condition.
2.	Section 4.2 is amended to provide as follows:
4.2 Section 162(m). Should payments be precluded from deduction by the Company under Section 162(m) of the Code, the Company may defer until the first day, in no event later than March 15, of the tax year following the year in which determination is made that payments will be non-deductible under 162(m) (the “Determination Year”) only those amounts necessary to maintain the tax deductibility of compensation paid to Executive in the Determination Year.
3.	A new Section 14 is added to the Agreement to provide as follows:
     14. Compliance with Section 409A. Notwithstanding any provision of this Agreement to the contrary, if the Executive is considered a Specified Employee as of his employment termination as determined pursuant to Section 409A of the Internal Revenue Code (“Section 409A”), payments under this Agreement that are made upon such termination of employment may not, to the extent required by Section 409A, commence to Executive until the six month anniversary of the date that Executive’s employment with the Company terminates and the first payment to Executive shall be a lump sum payment of the amount that would have otherwise been payable to Executive had a delay in payment not been required pursuant to Section 409A. The remainder of the payments to Executive will be made in accordance with the Company’s or its successor’s regular payroll practices then in effect. The parties intend, however, that this Agreement shall be exempt from Section 409A as either a separation pay arrangement under Treas. Reg. 1.409A-1(b)(9) or a short term deferral of compensation under 1.409A-1(b)(4).
          IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

MONARCH COMMUNITY BANCORP, INC.			EXECUTIVE

By:	/s/ Donald L. Denney		/s/ Andrew J. Van Doren

	Donald L. Denney		Andrew J. Van Doren
	Its:	President and Chief Executive Officer

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